SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☐	PreliminaryInformation Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	DefinitiveInformation Statement

San Diego Gas & Electric Company and

Southern California Gas Company

(Name of Registrant as Specified In Its Certificate)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SEMPRA ENERGY UTILITIES

SAN DIEGO GAS & ELECTRIC COMPANY

AND

SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL MEETINGS OF SHAREHOLDERS

The Annual Meetings of Shareholders of the Sempra Energy utilities, San Diego Gas & Electric Company and Southern California Gas Company, will be held on May 24, 2004 at 10:15 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California. SDG&E and SoCalGas are both substantially wholly owned indirect subsidiaries of Sempra Energy.

The Annual Meeting of each utility will be held for the following purposes:

(1)	To elect directors for the ensuing year.

(2)	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 5, 2004 are entitled to notice of and to vote at the Annual Meeting of each utility of which they are a shareholder.

The Annual Meetings are business-only meetings and will not include any presentations by management. However, shareholders are invited to attend Sempra Energy’s Annual Meeting of Shareholders that will include management presentations regarding the Sempra Energy utilities. The Sempra Energy Annual Meeting will be held on May 4, 2004 at 10:00 a.m. at The Hilton Costa Mesa, 3050 Bristol Street, Costa Mesa, California.

Only shareholders are entitled to attend the Annual Meetings. Shareholders who own shares registered in their names will be admitted to the meetings upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

SEMPRA ENERGY UTILITIES

SAN DIEGO GAS & ELECTRIC COMPANY

AND

SOUTHERN CALIFORNIA GAS COMPANY

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Sempra Energy utilities, San Diego Gas & Electric Company (“SDG&E”) and Southern California Gas Company (“SoCalGas”), are providing this Information Statement in connection with their respective Annual Meetings of Shareholders to be held on May 24, 2004. It is being mailed to shareholders beginning April 15, 2004.

THE SEMPRA ENERGY UTILITIES

The Sempra Energy utilities are substantially wholly owned indirect public utility subsidiaries of Sempra Energy.

SDG&E’s principal executive offices are located at 8330 Century Park Court, San Diego, California. Its telephone number is (619) 696-2000.

SoCalGas’ principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California. Its telephone number is (213) 244-1200.

OUTSTANDING SHARES AND VOTING RIGHTS

SDG&E

The SDG&E Board of Directors has fixed April 5, 2004 as the record date for determining the shareholders of SDG&E entitled to notice of and to vote at the SDG&E Annual Meeting. At that date, the outstanding shares of SDG&E consisted of 116,583,358 shares of Common Stock, 1,373,770 shares of Cumulative Preferred Stock and 2,890,000 shares of Preference Stock. All of the SDG&E Common Stock is owned by Enova Corporation, a direct wholly owned subsidiary of Sempra Energy.

In electing directors, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote for each of the three director positions, but cumulative voting is not permitted. In voting upon other matters, each share of Cumulative Preferred Stock is entitled to two votes and each share of Common Stock is entitled to one vote. Shares of Preference Stock do not have any voting rights with respect to the matters to be considered at the Annual Meeting.

The shares of SDG&E owned by Enova Corporation and indirectly owned by Sempra Energy represent over 96% of the outstanding shares and over 97% of the votes entitled to be cast on the matters to be considered at the SDG&E Annual Meeting.

SoCalGas

The SoCalGas Board of Directors has fixed April 5, 2004 as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. At that date, the outstanding shares of SoCalGas consisted of 91,300,000 shares of Common Stock, and 862,043 shares of Preferred Stock. All of the SoCalGas Common Stock and 50,970 shares of the Preferred Stock are owned by Pacific Enterprises, a direct substantially wholly owned subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the three director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice at the meeting and prior to the voting of an intention to do so. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting upon other matters considered at the Annual Meeting each share is entitled to one vote.

The shares of SoCalGas owned by Pacific Enterprises and indirectly owned by Sempra Energy represent over 99% of the outstanding shares and the votes entitled to be cast on the matters to be considered at the SoCalGas Annual Meeting.

GOVERNANCE OF THE COMPANIES

The business and affairs of the Sempra Energy utilities are managed under the direction of their respective Boards of Directors in accordance with the California General Corporation Law as implemented by their respective Articles of Incorporation and Bylaws. During 2003, the Boards of Directors of SDG&E and SoCalGas each held eleven meetings and each director attended at least 75% of the meetings.

Each Sempra Energy utility is a substantially wholly owned indirect subsidiary of Sempra Energy. All of the directors of SDG&E and SoCalGas are also officers of each utility or Sempra Energy and they are not separately compensated for services as directors of the utilities.

Sempra Energy’s Board of Directors maintains standing Audit, Compensation and Corporate Governance Committees comprised solely of independent directors. The Sempra Energy Board of Directors has also adopted a Code of Business Conduct and Ethics for Directors and Officers which is applicable to the directors and officers of the Sempra Energy utilities.

The Boards of Directors of the Sempra Energy utilities do not maintain any standing committees. Nominees for election as directors are determined by the full board of each utility and the boards will not consider board candidates recommended by shareholders other than the utility’s direct and indirect parent companies.

The Annual Meetings of Shareholders are business-only meetings without presentations by management and the Sempra Energy utilities do not encourage attendance by either board members or public shareholders. Last year two directors attended the meetings. However, as stated in the Notice of Annual Meetings, shareholders of the Sempra Energy utilities are invited to attend the Annual Meeting of Shareholders of Sempra Energy. Directors of the Sempra Energy utilities are expected to attend the Sempra Energy Annual Meeting, which will include presentations regarding the utilities.

Shareholders who wish to communicate with the boards of the Sempra Energy utilities or an individual director may do so by letter addressed directly to the board or the director at the address of the utility set forth under the caption “The Sempra Energy Utilities.”

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, independent auditors for Sempra Energy and the Sempra Energy utilities, are expected to attend the Annual Meetings. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees paid to Deloitte & Touche for services provided to the Sempra Energy utilities for 2002 and 2003.

	SoCalGas				SDG&E
	Dollars in Thousands
	2002		2003		2002		2003
	Fees	% of Total	Fees	% of Total	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Audit	$540		$1,141		$610		$1,141
SEC Filings and Related Services	19		66		–0–		12

Total Audit Fees	$559	95.1%	$1,207	78.4%	$610	13.8%	$1,153	76.2%

Audit-Related Fees
Employee Benefit Plan Audits	$–0–		$154		$–0–		$154
Accounting Consultation	–0–		12		–0–		–0–
Other Audit-Related Services	29		–0–		29		–0–
Sarbanes-Oxley Act Advisory Services	–0–		154		–0–		154

Total Audit-Related Fees	$29	4.9%	$320	20.8%	$29	0.7%	$308	20.3%

Tax Fees
Tax Planning	$–0–		$9		$3,700		$18
Other Tax Services	–0–		4		64		35

Total Tax Fees	$–0–	0.0%	$13	0.8%	$3,764	85.5%	$53	3.5%

All Other Fees	$–0–	0.0%	$–0–	0.0%	$–0–	0.0%	$–0–	0.0%

Total Fees	$588		$1,540		$4,403		$1,514

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors for Sempra Energy and its consolidated subsidiaries, including the Sempra Energy utilities. The Audit Committee is comprised entirely of independent directors of Sempra Energy. Sempra Energy’s Board of Directors has determined that each member of its Audit Committee is an independent director and financially literate. It has also determined that James Brocksmith, who chairs the committee, is an audit committee financial expert and that his service on the audit committees of four other public companies does not impair his ability to serve effectively on Sempra Energy’s Audit Committee.

Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the auditors’ independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Boards of Directors of the Sempra Energy utilities have reviewed the audited financial statements of the respective utilities for the year ended December 31, 2003, with management and Deloitte & Touche LLP, the independent auditors.

The boards have also discussed and reviewed with Deloitte & Touche all the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees). They have also received and reviewed the written disclosures and the letters from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche their independence.

Based on this review and discussions, the SDG&E and SoCalGas Boards of Directors have directed that the audited financial statements of the respective utilities be included in their Annual Reports on Form 10–K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

BOARDS OF DIRECTORS

Edwin A. Guiles, Chairman

Frank H. Ault

Debra L. Reed

February 20, 2004

SHARE OWNERSHIP

All of the outstanding SDG&E Common Stock is owned by Enova Corporation and all of the outstanding SoCalGas Common Stock is owned by Pacific Enterprises. All of the outstanding Common Stock of both Enova Corporation and Pacific Enterprises is owned by Sempra Energy. None of the directors or officers of SDG&E or SoCalGas owns any preferred or preference shares of the utilities.

The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2004 by each director, by each of the executive officers of the Sempra Energy utilities named in the compensation tables of this Information Statement, and by all directors and executive officers of SDG&E and SoCalGas as a group. These shares, in the aggregate, represent less than 1% of Sempra Energy’s outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options(A)	Phantom Shares(B)	Total
Frank H. Ault	62,312	178,960	3,289	244,561
James P. Avery (C)	28,441	–0–	2,683	31,124
Steven D. Davis	30,942	40,325	2,102	73,369
Edwin A. Guiles	132,490	475,595	25,828	633,913
Roy M. Rawlings	36,679	102,188	3,056	141,923
Debra L. Reed	73,508	328,245	12,364	414,117
Lee M. Stewart	57,091	278,750	4,995	340,836
SoCalGas Directors and Executive Officers as a group (9 persons)	513,053	1,729,910	59,412	2,302,375
SDG&E Directors and Executive Officers as a group (10 persons)	541,494	1,729,910	62,095	2,333,499

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 10, 2004.
(B)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy Common Stock. These shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.
(C)	Mr. Avery is an officer of SDG&E only.

Sempra Energy has approximately 200,000 shareholders. The only person known to Sempra Energy to be the beneficial owner of more than 5% of its outstanding shares is AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104. AXA Financial has reported that on December 31, 2003 it and related entities held 21,232,426 shares as to which they had sole dispositive power and 11,800 shares as to which they shared dispositive power, including 12,608,304 shares as to which they had sole voting power and 1,609,030 shares as to which they had shared voting power. It has also reported that a majority of these shares were held in unaffiliated third-party accounts managed by Alliance Capital Management, as investment adviser. The shares held by AXA Financial represent approximately 9.2% of Sempra Energy’s outstanding shares.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 24,694,830 shares of Sempra Energy Common Stock (approximately 10.7% of the outstanding shares) for the benefit of employees at March 1, 2004.

ELECTION OF DIRECTORS

The Board of Directors of each Sempra Energy utility consists of three directors. At the Annual Meeting of each utility, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the three nominees for election as directors and biographical information regarding each nominee are set forth below. Each has been nominated as a director of SDG&E and SoCalGas by the respective Boards of Directors of the two utilities and each is currently a director of both utilities. Each nominee is also an officer of both utilities or Sempra Energy. Each nominee has held the position set forth beneath his or her name or various positions with the same or predecessor or affiliated organizations for at least the last five years.

Frank H. Ault, 59, has been a director since 2001. He is a Senior Vice President and the Controller of Sempra Energy. He is immediate past Chair of the Board of the San Diego Foundation and Chairman of the Board and Treasurer of the San Diego Regional Fire and Emergency Services Foundation.

Edwin A. Guiles, 53, has been a director since 2000. He is Chairman and Chief Executive Officer of both SDG&E and SoCalGas and Sempra Energy’s Group President – Sempra Energy Utilities. Mr. Guiles is a member of the boards of the California Chamber of Commerce and San Diego County YMCA. He previously served as planning commissioner for the City of Chula Vista, and is a former director of the Arthritis Foundation, Wellness Communities and San Diego Economic Development Council.

Debra L. Reed, 47, has been a director since 2001. She is the President and Chief Financial Officer of SDG&E and SoCalGas. She is a director of Halliburton Company. She serves on the Board and Executive Committee of the San Diego Regional Economic Development Corporation and the Board of the Orange County Performing Arts Center. She is a member of the Board of Counselors of the University of Southern California College of Letters, Arts and Sciences. She previously served on the Board of the Los Angeles Chamber of Commerce and as a director of Dominguez Services Corporation.

REPORT ON EXECUTIVE COMPENSATION

Sempra Energy’s Board of Directors maintains a Compensation Committee, consisting entirely of independent directors, that has established compensation principles and strategies for Sempra Energy and its subsidiaries and designed a compensation program for Sempra Energy executive officers. The committee also administers Sempra Energy’s base salary program, executive annual and long term incentive plans, and executive benefit programs.

Edwin A. Guiles, the Chairman and Chief Executive Officer of both SDG&E and SoCalGas, is also Sempra Energy’s Group President – Sempra Energy Utilities. Mr. Guiles’ base salary is set by the Sempra Energy Compensation Committee. His compensation, as well as that of other executive officers of the Sempra Energy utilities, also includes participation in Sempra Energy’s various incentive and employee benefit plans with participation levels established by the Sempra Energy Compensation Committee. Deliberations regarding the compensation of other executive officers of SDG&E and SoCalGas are conducted by the respective Boards of Directors consisting of Mr. Guiles and Debra L. Reed, who are officers of each utility, and Frank H. Ault, who is a Senior Vice President of Sempra Energy. These deliberations are based upon the principals and strategies adopted by the Sempra Energy Compensation Committee.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and its subsidiaries and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

•	The need to recruit and retain executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	The need to motivate executives to achieve superior performance.

•	The need strongly to link executive compensation to both annual and long term corporate, business unit and individual performance.

•	The need to align the interests of executives and shareholders.

To reflect these factors and assist Sempra Energy and its subsidiaries in realizing their objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	An appropriate balance of short term and long term compensation to reward effective long term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibility increase.

In accordance with these principles and strategies the Compensation Committee establishes base salaries at competitive levels with those of companies of comparable size. It also provides performance-based annual cash and equity-based long term incentives that provide opportunities to earn total compensation at significantly higher levels for superior performance.

The Compensation Committee also considers provisions of the Internal Revenue Code limiting to $1,000,000 the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any executive officer compensation program. It also believes that there are competitive and other circumstances in which the interests of Sempra Energy and its shareholders may be best served by providing compensation that is not fully tax deductible. Accordingly, the committee may exercise discretion to provide compensation that would not qualify as a tax-deductible compensation expense.

Compensation Program

The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually and generally targeted at the median of salaries at general industry companies of similar size to Sempra Energy. The Compensation Committee believes that this strategy, along with annual and long term incentive opportunities at general industry levels, allows Sempra Energy and its subsidiaries to retain and attract top quality executive talent.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon Sempra Energy’s revenues using regression analysis. The Compensation Committee believes the Fortune 500 appropriately reflects the broad group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

Annual base salaries for executive officers of Sempra Energy and its subsidiaries are set at the approximate mid-point of these salary data. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are also taken into account.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under the Sempra Energy Executive Incentive Plan. This plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 500 companies.

For 2003, Executive Incentive Plan award levels for executive officers of the Sempra Energy utilities were based on attainment of Sempra Energy total earnings goals and utility net income and operating measures, with target award levels ranging from 70% of base salary for the Chairman and Chief Executive Officer to 45% of base salary for Vice Presidents, and maximum award levels ranging from 140% to 90% of base salary, subject to discretionary adjustments by the Compensation Committee within the limits provided by the plan. Performance for the year resulted in a cash bonus of $746,200 for Mr. Guiles, with corresponding lesser amounts to other executive officers.

Long Term Incentives

Long term incentive opportunities are provided by performance-based awards under Sempra Energy’s Long Term Incentive Plan. The plan permits a wide variety of equity and equity-based awards to allow the

Compensation Committee to respond to changes in market conditions and compensation practices. Long term incentive awards are made annually and for utility officers are set at estimated grant date values ranging from 280% of base salary for the Chief Executive Officer to 120% of base salary for Vice Presidents.

Beginning in 2003, the Compensation Committee decreased its emphasis on stock options as incentive awards and awarded approximately 70% of the estimated value of long term incentive awards as performance-based restricted stock with the balance as stock options. These awards are summarized under the captions “Executive Compensation – Stock Options” and “Executive Compensation – Restricted Stock.”

BOARDS OF DIRECTORS

Edwin A. Guiles, Chairman

Frank H. Ault

Debra L. Reed

February 20, 2004

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the executive officers of the Sempra Energy utilities named in the table. Except as otherwise noted, each individual holds the identical office in both utilities.

Summary Compensation Table

Name and Principal Position	Year			Long Term Compensation		All Other Compensation (C)
				Awards	Payouts
		Annual Compensation		Shares Underlying Stock Options	LTIP Payouts (A) (B)
		Salary	Bonus
Edwin A. Guiles	2003	$532,515	$746,200	86,000	$–0–	$156,431
Chairman of the Board and Chief Executive Officer	2002	$514,446	$587,300	290,800	$94,122	$148,957
	2001	$490,596	$687,400	271,200	$51,418	$98,212

Debra L. Reed	2003	$435,153	$470,000	40,300	$–0–	$58,964
President and Chief Financial Officer	2002	$418,532	$466,800	135,500	$92,350	$85,118
	2001	$388,538	$389,000	122,800	$30,621	$49,265

Lee M. Stewart	2003	$299,179	$269,000	27,700	$–0–	$84,749
Senior Vice President	2002	$299,179	$267,300	96,800	$86,964	$85,614
	2001	$299,141	$300,000	94,700	$28,835	$47,090

Steven D. Davis	2003	$259,731	$233,100	18,000	$–0–	$56,108
Senior Vice President	2002	$249,215	$222,800	60,500	$37,635	$54,105
	2001	$215,692	$190,196	51,200	$12,479	$28,922

James P. Avery (D)	2003	$258,562	$232,100	17,900	$–0–	$58,190
Senior Vice President	2002	$250,000	$222,800	60,500	$–0–	$60,069
	2001	$234,616	$220,134	72,500	$–0–	$17,341

Roy M. Rawlings	2003	$255,100	$229,600	17,700	$–0–	$122,947
Senior Vice President	2002	$244,100	$218,300	59,300	$47,061	$100,394
	2001	$234,164	$211,500	55,700	$15,604	$42,042

(A)	Long term incentive plan payouts represent the fair market value of restricted shares of Sempra Energy Common Stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals.
(B)	The aggregate holdings/value of restricted stock held on December 31, 2003 were 67,815 shares/$2,038,519 for Mr. Guiles; 31,750 shares/$954,405 for Ms. Reed; 21,886 shares/$657,891 for Mr. Stewart; 14,180 shares/$426,239 for Mr. Davis; 14,180 shares/$426,239 for Mr. Avery; and 13,974 shares/$420,062 for Mr. Rawlings. These include additional shares purchased, at then fair market value, with dividends paid on restricted stock that become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate.
(C)	All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2003 were $229, $95,699, $10,000, $37,503, and $13,000, for Mr. Guiles; $5,676, $225, $10,000, $30,713, and $12,350 for Ms. Reed; $9,637, $33,013, $10,000, $19,749, and $12,350, for Mr. Stewart; $0, $25,611, $1,628, $16,519 and $12,350 for Mr. Davis; $0, $26,795, $2,561, $16,484, and $12,350 for Mr. Avery; and $22,794, $69,874, $7,000, $16,279 and $7,000 for Mr. Rawlings.
(D)	Mr. Avery is an officer of SDG&E only.

Stock Options

The following table shows information as to stock options granted during 2003 to the executive officers of the Sempra Energy utilities named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, are for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date.

Option Grants in 2003

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees In 2003	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(A)
Edwin A. Guiles	86,000	4.80%	$24.37	1/01/13	$448,060
Debra L. Reed	40,300	2.25%	$24.37	1/01/13	$209,963
Lee M. Stewart	27,700	1.54%	$24.37	1/01/13	$144,317
Steven D. Davis	18,000	1.00%	$24.37	1/01/13	$93,780
James P. Avery	17,900	1.00%	$24.37	1/01/13	$93,259
Roy M. Rawlings	17,700.99%		$24.37	1/01/13	$92,217

(A)	Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set forth in this column. Grant date present value per option share was $5.21 based on the following assumptions: share volatility–35%; dividend yield–4.10%; risk-free rate of return–4.05%; and outstanding term–10 years.

The following table shows information as to the exercise of options during 2003 and unexercised options held on December 31, 2003 by the executive officers of the Sempra Energy utilities named in the Summary Compensation Table.

Option Exercises and Holdings

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Edwin A. Guiles	55,125	$470,723	295,220	458,075	$2,024,452	$2,870,304
Debra L. Reed	72,971	$386,121	235,220	221,700	$1,845,327	$1,433,166
Lee M. Stewart	48,835	$211,035	206,300	165,300	$1,643,128	$1,093,739
Steven D. Davis	56,708	$374,828	40,725	96,875	$273,547	$622,870
James P. Avery	18,125	$116,537	15,125	99,525	$80,011	$765,466
Roy M. Rawlings	53,750	$424,345	80,113	98,925	$565,109	$644,410

(A)	The exercise price of outstanding options ranges from $14.38 to $26.31.

Restricted Stock

The following table shows information as to restricted stock granted during 2003 to the executive officers of the Sempra Energy utilities named in the Summary Compensation Table.

Restricted Stock Awards in 2003

Name	Number of Restricted Shares	Performance Period Until Payout	Estimated Future Payouts (A)
Edwin A. Guiles	66,000	Four Years	$1,608,420
Debra L. Reed	30,900	Four Years	$ 753,033
Lee M. Stewart	21,300	Four Years	$ 519,081
Steven D. Davis	13,800	Four Years	$ 336,306
James P. Avery	13,800	Four Years	$ 336,306
Roy M. Rawlings	13,600	Four Years	$ 331,432

(A)	The estimated future payout amount represents the entire fair market value on the January 2, 2003 grant date of the shares subject to the restricted stock award without any reduction for forfeiture conditions or transfer restrictions. The actual payout (if any) will depend upon the extent to which performance goals are achieved and upon the then fair market value of Sempra Energy Common Stock.

Restricted stock consists of shares of Sempra Energy Common Stock that are subject to forfeiture conditions and transfer restrictions that terminate only upon the satisfaction of long term performance criteria. During the four-year performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55) the restricted shares are forfeited to the company and canceled.

The forfeiture conditions and transfer restrictions on restricted stock granted during 2003 will terminate at the end of 2007 if Sempra Energy has then achieved a four-year cumulative total return to shareholders that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions and transfer restrictions may be terminated as to a portion of the shares if Sempra Energy’s four-year cumulative total shareholder return is among the top 70% of the companies in the S&P Utility Index. They will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P Utility Index. Any restricted shares for which forfeiture conditions and transfer restrictions are not terminated as of the end of 2007 will be forfeited to Sempra Energy and canceled.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of the Sempra Energy utilities named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of SDG&E and SoCalGas and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

Pension Plan Compensation	Years of Service
	5	10	20	30	40
$ 250	$50	$100	$150	$156	$163
$ 500	$100	$200	$300	$313	$325
$ 750	$150	$300	$450	$469	$488
$1,000	$200	$400	$600	$625	$650
$1,250	$250	$500	$750	$781	$813
$1,500	$300	$600	$900	$938	$975

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 32 years for Mr. Guiles, 26 years for Ms. Reed, 36 years for Mr. Stewart, 3 years for Mr. Avery, 23 years for Mr. Davis, and 30 years for Mr. Rawlings.

Mr. Guiles is entitled to pension benefits at the greater of that provided by Sempra Energy’s pension plans or that to which he would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans and retirement after attaining age 62, Mr. Guiles would be entitled to a monthly pension benefit of 60% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 100% of pension benefits.

Employment-Related Agreements

Sempra Energy has entered into a severance agreement with each of the executive officers of the Sempra Energy utilities providing for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive’s employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive’s annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer’s position, by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive’s benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive’s actual age) and applying certain early retirement factors; and

(v) continued life, disability, accident and health insurance for two years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy and its subsidiaries, a material reduction in the executive’s overall standing and responsibilities within Sempra Energy and its subsidiaries and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive’s annualized compensation and benefit opportunities, relocation of the executive’s principal place of employment by more than 30 miles, and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy’s shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

SHAREHOLDER PROPOSALS

Shareholders intending to bring any business before an Annual Meeting of Shareholders of the Sempra Energy utilities, including nominations for election as directors, must give written notice to the Corporate Secretary of the business to be presented. The notice must be received within the specified periods and must be accompanied by the information required by the bylaws. A copy of the applicable bylaw requirements will be provided upon request in writing to the Corporate Secretary.

The period for notice of business to be brought by shareholders before the 2004 Annual Meetings of Shareholders has expired. The period for the receipt of notice of business to be brought by shareholders before the 2005 Annual Meetings of Shareholders will commence on January 24, 2005 and end on March 25, 2005.

ANNUAL REPORTS

SDG&E and SoCalGas are mailing their respective Annual Reports to the Securities and Exchange Commission on Form 10-K to their shareholders together with this Information Statement.